SUBSIDIARIES OF REGISTRANT	Exhibit 21

Danka Business Systems PLC’s principal affiliates as of March 31, 2008 are listed below. All other affiliates, if considered in the aggregate as a singe affiliate, would not constitute a significant affiliate.

AFFILIATES OF REGISTRANT INCLUDED IN REGISTRANT’S FINANCIAL STATEMENTS

Company (1)	Country of Incorporation or Organization
Danka Business Finance Ltd.	Canada
Danka Danmark Holding A/S	Denmark
Danka Europe BV	The Netherlands
Danka Holding Company	United States
Danka Holdings Belgium NV/SA	Belgium
Danka Holdings Sarl	Luxembourg
Danka Holdings Sweden AB	Scandinavian Countries
Danka Investment Holdings Ltd.	United Kingdom
Danka Luxembourg Sarl	Luxembourg
Danka Office Imaging Company	United States
Danka Office Imaging Ltd.	United Kingdom
Danka Servicios SA (Venezuela)	Central & South America Caribbean
Danka UK Holdings Ltd.	United Kingdom
Danka UK PLC	United Kingdom
Dankalux Sarl	Luxembourg
DBS Treasury Ltd.	United Kingdom
Dormant Companies	United Kingdom

(1)	Directly or indirectly wholly owned.

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